Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE
For further information:
Investor Relations &
Media:	Corporate Communications:
Kerry Beth Daly	Amy Hedison
Fleishman-Hillard	EXACT Sciences
P: (617) 267-8223	P: (508) 683-1252
E: dalyk@fleishman.com	E: ahedison@exactsciences.com

EXACT SCIENCES ANNOUNCES SECOND QUARTER 2004 RESULTS

Company reports 75% growth in PreGen-Plus™ accessions versus first quarter

MARLBOROUGH, Mass. – (July 26, 2004) – EXACT Sciences Corporation (NASDAQ: EXAS) announced today financial results for the second quarter ending June 30, 2004.

For the quarter ending June 30, 2004, revenues totaled $1.2 million, versus revenues of $0.4 million for the quarter ending June 30, 2003.  For the first six months of 2004, revenues totaled $2.4 million, versus $0.8 million for the same time period of 2003.  For the second quarter and first half of 2004, revenues reflect the amortization of up-front license fee payments from Laboratory Corporation of America® Holdings (LabCorp®), royalties on PreGen-Plus™ tests, and sales of Effipure™ units to LabCorp.  During the first half of 2004, over 2,000 PreGen-Plus tests have been accessioned by LabCorp.

Net loss for the quarter ending June 30, 2004 totaled $4.3 million, or $0.16 per share, compared to a net loss of $7.9 million, or $0.42 per share, for the quarter ending June 30, 2003.  Net loss for the first six months of 2004 was $9.6 million, or $0.39 per share, versus a net loss of $15.8 million, or $0.84 per share for the first six months of 2003.

As of June 30, 2004, EXACT Sciences had approximately $60 million in cash, cash equivalents and short-term investments.

“Accessions of PreGen-Plus in the second quarter continued to show strong growth,” said Don Hardison, EXACT Sciences’ President and CEO.  “We believe that the programs that were instituted by LabCorp in the beginning of 2004 had a positive effect on PreGen-Plus orders in the second quarter, and we are pleased with the increase in the number of units ordered by physicians, the number of physicians that have ordered the test at least once, and the number of physicians who have placed multiple orders.  Based on the market research to date, PreGen-Plus continues to draw more people into the screening population, with more than half of those using PreGen-Plus reporting that they had never been screened for colorectal cancer before.  We believe this supports our view of the substantial untapped market that exists for a non-invasive, patient-friendly colorectal cancer screening test.

“Our applied research team also made good progress in the second quarter, and is completing tissue studies of new markers that could potentially be added to the PreGen-Plus panel to further increase sensitivity.  We are planning to submit abstracts on this work for presentation at scientific conferences in the fall.  We also continue to examine the effect of other new chemistries on the performance of PreGen-Plus, and hope to begin the optimization and validation of these potential improvements in stool samples by the end of this year.”

Operating Highlights

Commercial

•      In the second quarter of 2004, the number of tests accessioned by LabCorp increased by approximately 75% versus the number of tests accessioned in the first quarter of 2004.  LabCorp has agreed to extend certain sales programs that were effective in the first half of 2004, which EXACT Sciences believes will have a continued positive effect on sales.  Any impact of the sales programs, however, is likely to be partially offset by the seasonal slowdown in well-patient visits during the summer months.

•      More than 100 third-party payors have paid for PreGen-Plus to date.  Of the claims that have been submitted to date, there have been very few denials of coverage.

Clinical

•      A manuscript discussing the results from the Company’s multi-center study of PreGen-Plus versus FOBT, which was completed in the third quarter of 2003, was submitted to a peer-reviewed journal at the end of 2003.  The timing of any acceptance and publication of the manuscript by a peer-reviewed medical journal is outside of the control of the Company.

•      The Company and Mayo Clinic received approval from the NCI to incorporate certain of the Company’s newer technologies into the study that originally commenced in June 2001. The parties are in the process of discussing a revised protocol for the study.  Preliminary data from the study, which employed the older, bead-based version of the Company’s technology, provides additional support for the importance of rapidly stabilizing stool samples, in order to limit any DNA degradation that could result in lower test sensitivity.   Both the results from the Company’s multi-center study and the preliminary data from the NCI study indicate that the sample collection protocols used in these studies resulted in lower sensitivity of the Company’s technology than that demonstrated in all prior published studies.

•      The Company believes that the commercial test on the market today, which includes more advanced technologies and enhanced collection protocols, is exhibiting acceptable DNA stabilization given the performance of an assay marker that acts as an “early warning” signal for DNA degradation.

Financial

•      The Company continues to account for PreGen-Plus royalties on a cash basis and will continue to do so until such time as a reasonably predictable algorithm can be developed linking completed test volumes to revenue.  At this point in time, the Company believes that it cannot sufficiently estimate the percentage of accessions that will ultimately result in revenue for the Company.  Factors such as turnaround times for test processing, possible pre- and post-analytical sample deficiencies, and ultimately third-party reimbursement all influence whether an accession will eventually become reportable revenue for the Company.

Second Quarter 2004 Conference Call

EXACT Sciences will host a conference call discussing the Company’s second quarter 2004 operating and financial results, expectations for the future, and information regarding clinical studies and study data, at 8:30 a.m. EDT on Tuesday, July 27, 2004.  A live Webcast of the conference call, as well as an archived version following the completion of the call, will be available at www.exactsciences.com by clicking on the Investor Relations link.  The conference call and Webcast are open to all interested parties.

Information for the call is as follows:

Domestic callers:	877-809-1575

International callers:	706-679-5918

A replay of the conference call will be available two hours following the completion of the conference call, for 48 hours.  Information for the replay is as follows:

Domestic callers:	800-642-1687

International callers:	706-645-9291

PIN #: 8711077

About EXACT Sciences Corporation

EXACT Sciences Corporation is a leader in rapidly applying genomics knowledge to develop effective, patient-friendly screening methods to detect cancer early, to assist physicians in saving patients’ lives.  Its first commercial test, PreGen-Plus™, is used for screening colorectal cancer in the average-risk population.  Colorectal cancer, which is the most deadly cancer among non-smokers, is curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, however, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will enable early detection of colorectal cancer so that more people can be effectively treated.  Founded in 1995, EXACT Sciences is based in Marlborough, Mass.  Detailed information on EXACT Sciences and PreGen-Plus can be found on the World Wide Web at www.exactsciences.com and www.pregenplus.com.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, its future sales volumes, revenues and expenses, its business outlook and business momentum (including the size of the potential market for its technologies), the protocols used in and expectations for clinical studies concerning the Company’s technologies,  the likelihood of third-party reimbursement of its technologies and the future inclusion of its products in reimbursement guidelines, the coverage of its technologies by peer-reviewed journals,  the Company’s marketing and sales strategies and programs and their likely future success, the development of new  technologies to enhance the sensitivity of its products in the detection of cancer, and the effectiveness and market acceptance of its technologies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things, the ability of EXACT Sciences to become profitable; the success of its strategic relationship with LabCorp; its ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ products and services; the ability to convince medical practitioners to order tests using EXACT Sciences’ technologies; the ability to increase the performance of the PreGen-Plus test; the ability of EXACT Sciences or LabCorp to lower costs through automating and simplifying key operational processes; the inclusion of PreGen-Plus in cancer screening guidelines; the number of people who decide to be screened for colorectal cancer using EXACT Sciences’ technologies; competition; the ability to comply with federal and state statutes and regulations relating to EXACT Sciences’ products and services, including FDA requirements, the U.S. Department of Transportation and the Clinical Laboratory Improvement Amendments; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer; and the ability to raise additional capital on acceptable terms.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent SEC filings.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Statement of Operations Data

	Three Months Ended June 30,
In thousands, except per share data	2004	2003
Revenues:
Product royalty	$35	$—
License fees	1,129	405
Product revenue	58	1
Total revenues	1,222	406

Gross Profit (Loss):
Product royalty	32	—
License fees	1,129	405
Product revenue	1	1
Total gross profit	1,162	406

Operating Expenses:
Research and development	2,640	4,592
Selling, general and administrative	2,853	3,494
Stock-based compensation	120	330
Total operating expenses	5,613	8,416
Loss from operations	(4,451)	(8,010)

Interest income	172	126
Net loss	$(4,279)	$(7,884)

Net loss per share:
Basic and diluted	$(0.16)	$(0.42)

Weighted average common shares outstanding:
Basic and diluted	26,081	18,801

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Statement of Operations Data

	Six Months Ended June 30,
In thousands, except per share data	2004	2003
Revenues:
Product royalty	$57	$—
License fees	2,257	810
Product revenue	85	4
Total revenues	2,399	814

Gross Profit (Loss):
Product royalty	53	—
License fees	2,257	810
Product revenue	(3)	1
Total gross profit	2,307	811

Operating Expenses:

Research and development	5,774	9,605

Selling, general and administrative	6,147	6,608
Stock-based compensation	246	658
Total operating expenses	12,167	16,871

Loss from operations	(9,860)	(16,060)

Interest income	290	293
Net loss	$(9,570)	$(15,767)

Net loss per share:
Basic and diluted	$(0.39)	$(0.84)

Weighted average common shares outstanding:
Basic and diluted	24,515	18,764

EXACT SCIENCES CORPORATION

Condensed Unaudited Balance Sheet Data

(In thousands)

	June 30, 2004	December 31, 2003
Assets
Cash and cash equivalents	$13,845	$14,200
Short-term investments	46,253	13,607
Prepaid expenses	2,023	1,283
Property and equipment, net	2,460	2,919
Patent costs, net and other assets	2,445	2,672
Total assets	$67,026	$34,681

Liabilities and stockholders’ equity
Total current liabilities	7,050	6,724
Deferred licensing fees, less current portion	13,472	15,729
Total stockholders’ equity	46,504	12,228
Total liabilities and stockholders’ equity	$67,026	$34,681

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